UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 5, 2019

ROYAL CARIBBEAN CRUISES LTD.

(Exact Name of Registrant as Specified in Charter)

Republic of Liberia

(State or Other Jurisdiction of Incorporation)

1-11884	98-0081645

(Commission File Number)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida	33132

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 305-539-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01         Entry into a Material Definitive Agreement

Amended and Restated Revolving Credit Facility

On April 5, 2019, we amended our $1.4 billion unsecured revolving credit facility due 2020 to extend the termination date through April 2024.  As part of this amendment, we also increased the facility size to $1.7 billion and reduced pricing.   Both the interest rate and the facility fee vary with our senior debt rating and, following the amendment, are currently set at LIBOR plus 1.0% per annum and 0.125% per annum, respectively.  Under the amended facility, we have the ability to increase the capacity of the facility by an additional $300 million from time to time subject to the receipt of additional or increased lender commitments.

The amended facility contains conditions, covenants, representations and warranties and events of default (with customary grace periods, as applicable) substantially similar to the conditions, covenants, representations and warranties and events of default that existed prior to the amendment, including financial covenants that require us to, among other things, maintain a fixed charge coverage ratio as well as limit our net debt-to-capital ratio.

Certain of the lenders participating in the amended facility, and affiliates of those parties, provide banking, investment banking and other financial services to us from time to time for which they have received, and will in the future receive, customary fees.

The foregoing description of the provisions of the amended facility is summary in nature and is qualified in its entirety by reference to the full and complete terms of the credit agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Term Loan

On April 5, 2019, we borrowed $1.0 billion pursuant to an unsecured three-year term loan agreement (the “Loan Agreement”).  Under the Loan Agreement, we have the ability to increase the borrowing amount by an additional $350 million from time to time subject to the receipt of additional or increased lender commitments.

The proceeds of the Loan Agreement were used to refinance debt, including the $700 million 364-day unsecured term loan we borrowed in the third quarter of 2018 to finance a portion of our acquisition of Silversea Cruise Holding Ltd. and the remaining balance of the facility originally incurred in 2010 to purchase the Allure of the Seas.  Interest accrues on the loan at LIBOR plus a margin which varies with our senior debt rating (currently 1.075% per annum).

The Loan Agreement contains conditions, covenants, representations and warranties and events of default (with customary grace periods, as applicable) substantially similar to the conditions, covenants, representations and warranties and events of default found in our revolving credit facilities, including financial covenants that require us to, among other things, maintain a fixed charge coverage ratio as well as limit its net debt-to-capital ratio.

Certain of the lenders participating in the term loan facility, and affiliates of those parties, provide banking, investment banking and other financial services to us from time to time for which they have received, and will in the future receive, customary fees.

The foregoing description of the provisions of the Loan Agreement is summary in nature and is qualified in its entirety by reference to the full and complete terms of the Loan Agreement, a copy of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 2.03.         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

10.1 – Amendment to the Credit Agreement, dated as of April 5, 2019, among Royal Caribbean Cruises Ltd., the various financial institutions as are or shall become parties thereto and The Bank of Nova Scotia, as administrative agent for the lender parties

10.2 –  Loan Agreement, dated as of April 5, 2019, among Royal Caribbean Cruises Ltd., as the Borrower, the Lenders from time to time party thereto, Bank of America, N.A. as Administrative Agent and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, Wells Fargo Bank, National Association and DNB Markets Inc. as Co-Syndication Agents

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date: April 10, 2019	By:	/s/ Bradley H. Stein
	Name:	Bradley H. Stein
	Title:	Senior Vice President, General Counsel & Secretary